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                                                                      EXHIBIT 22

                        BINDLEY WESTERN INDUSTRIES, INC.
                              LIST OF SUBSIDIARIES



1.     BW Food Distributors, Inc. -- Methuen, MA

2.     BW Transportation Services, Inc. -- Indianapolis, IN

3.     First Choice, Inc. of Maine (formerly Glenlawn, Inc.) -- Indianapolis, IN

4.     Special Services Company -- Orange, CT

5.     Priority Healthcare Corporation -- Altamonte Springs, FL


NOTE: All are Indiana corporations. Priority Healthcare Corporation operates three wholly-owned subsidiaries, each of which is a Florida corporation: IV-1, Inc.; IV-One Services, Inc.; and National Pharmacy Providers, Inc.


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